Exhibit 4.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:29 PM 05/29/2013
FILED 02:27 PM 05/29/2013
SRV 130682499 - 5341743 FILE

CERTIFICATE OF INCORPORATION

OF

SUMMIT MIDSTREAM FINANCE CORP.

May 29, 2013

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of the corporation is Summit Midstream Finance Corp.

SECOND. The address of the corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value $0.01 per share, and are to be of one class.

FIFTH. The incorporator of the corporation is Brock M. Degeyter, whose mailing address is 2100 McKinney Avenue, Suite 1250, Dallas, TX 75201.

SIXTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation.

EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

TENTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the persons who are to serve as the initial directors of the corporation until the first annual meeting of stockholders of the corporation, or until his successor is duly elected and qualified, are:

Steven J. Newby

2100 McKinney Avenue, Suite 1250

Dallas, TX 75201

Thomas K. Lane

51 JFK Parkway, Suite 200

Short Hills, NJ 07078

Andrew F. Makk

51 JFK Parkway, Suite 200

Short Hills, NJ 07078

Curtis A. Morgan

100 Constitution Plaza, 10th Floor

Hartford, CT 06103

Jerry L. Peters

450 Regency Parkway, Suite 400

Omaha, NE 68114

Jeffrey R. Spinner

51 JFK Parkway, Suite 200

Short Hills, NJ 07078

Susan Tomasky

90 Ashbourne Rd.

Bexley, OH 43209

[Signature page follows]

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on the date first written above.

/s/ Brock M. Degeyter
Brock M. Degeyter
Incorporator

[Signature Page to Certificate of Incorporation]